Exhibit 99.1
Not For Immediate Release
Company Contact:
Cristina Murphy
Communications Manager
Vanda Pharmaceuticals Inc.
(240) 599-4500
cristina.murphy@vandapharma.com
Vanda Pharmaceuticals Reports Second Quarter 2010 Results
ROCKVILLE, MD. — August 5, 2010— Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of products for central nervous system disorders, today announced financial and operational results for the second quarter and six months ended June 30, 2010.
Key Highlights:
•	Vanda records year to date revenue of $20.7 million including year to date royalties of $2.1 million.

•	Fanapt® prescriptions continued to increase month-over-month during the second quarter of 2010. Monthly prescriptions of Fanapt®, as reported by IMS, increased from approximately 500 in February 2010 (the first full month of sales) to over 4,000 in June of 2010.

•	On August 3, 2010, the U.S. Patent and Trademark Office (USPTO) issued a patent for a microsphere, long-acting injectable (depot) formulation of iloperidone. The USPTO has informed Vanda that the patent term adjustment included an additional 605 days, making the patent expiration date June 27, 2023.

•	Phase III studies of tasimelteon for the treatment of Non-24-Hour Sleep/Wake Disorder (N24HSWD) in blind individuals with no light perception to be initiated in the third quarter of 2010.
Total revenue for the second quarter of 2010 was $8.3 million, compared to $12.4 million for the first quarter of 2010 and $0 for the second quarter of 2009. Total operating expenses for the second quarter of 2010 were $7.1 million, compared to $6.3 million for the first quarter of 2010 and $12.4 million for the second quarter of 2009. Net income was $1.3 million for the second quarter of 2010 compared to net income of $0.5 million for the first quarter of 2010 and a net loss of $12.4 million for the second quarter of 2009.
Vanda’s cash, cash equivalents, and marketable securities as of June 30, 2010 totaled approximately $207.1 million. Approximately 28.0 million shares of Vanda common stock were outstanding as of June 30, 2010. Basic and diluted net income per common share for the second quarter of 2010 were $0.05 and $0.04, respectively, compared to basic and diluted net income per common share of $0.02 for the first quarter of 2010 and a basic and diluted net loss per common share of $0.46 for the second quarter of 2009.
Year to date June 30, 2010 Key Financial Figures1

	YTD 6/30/10($)	YTD 6/30/09($)	Change ($)	Change (%)
Total revenues	20,711,000	—	20,711,000	N/A
R&D expenses	4,444,000	9,529,000	(5,085,000)	-53%
G&A expenses	5,331,000	9,212,000	(3,881,000)	-42%
Employee non-cash stock-based compensation	2,733,000	5,057,000	(2,324,000)	-46%
Net income (loss) before tax provision	7,436,000	(18,896,000)	N/A	N/A
Tax provision	5,628,000	—	5,628,000	N/A
Net income (loss)	1,809,000	(18,896,000)	—	N/A
Basic net income per share attributable to common stockholders	0.07	(0.71)	—	N/A
Diluted net income per share attributable to common stockholders	0.06	(0.71)	—	N/A
Second Quarter 2010 Key Financial Figures1

	Q2 2010 ($)	Q1 2010 ($)	Change ($)	Change (%)
Total revenues	8,290,000	12,421,000	(4,131,000)	-33%
R&D expenses	2,404,000	2,041,000	363,000	18%
G&A expenses	2,842,000	2,489,000	353,000	14%
Employee non-cash stock-based compensation	1,644,000	1,089,000	555,000	51%
Net income before tax provision	1,242,000	6,195,000	(4,953,000)	-80%
Tax (benefit) provision	(38,000)	5,665,000	N/A	N/A
Net income	1,279,000	529,000	750,000	142%
Basic net income per share attributable to common stockholders	0.05	0.02	0.03	150%
Diluted net income per share attributable to common stockholders	0.04	0.02	0.02	100%

Total cash and marketable securities	207,117,000	202,424,000	4,693,000	2%

[1]	Unaudited
OPERATIONAL HIGHLIGHTS
Year-to-date net sales of Fanapt® were reported by Novartis to be approximately $21.4 million comprised of $20.7 million in the first quarter of 2010 and $0.7 million in the second quarter of 2010. Vanda is encouraged by the continuing growth in total number of monthly prescriptions, as reported by IMS, and by the strengthened promotional launch of Fanapt® since the approval of marketing materials by the FDA in May 2010. Fanapt® monthly prescriptions, as reported by IMS, increased from approximately 500 in February 2010 (the first full month of sales) to over 4,000 in June of 2010.
On February 23, 2010, the USPTO issued a notice of allowance for Vanda’s patent application of a microsphere, long-acting injectable (depot) formulation of iloperidone. Subsequently, on

August 3, 2010, the USPTO informed Vanda that the patent has been issued with a patent term adjustment of an additional 605 days, extending the patent expiration date to June 27, 2023. Novartis is responsible for the further development of the depot formulation in the U.S and Canada. Vanda has retained the rights for the development and commercialization of the iloperidone depot formulation outside the U.S. and Canada. Vanda also continues to explore the regulatory path and commercial opportunity for Fanapt® oral formulation outside of the U.S. and Canada.
With respect to tasimelteon, Vanda is prepared to initiate an efficacy and safety study of tasimelteon in the third quarter for the treatment of Non-24-Hours Sleep/Wake Disorder (N24HSWD) in blind individuals with no light perception. This trial will be a randomized, double-blind, placebo-controlled study with an enrollment of approximately 160 patients with N24HSWD. The trial will have a 6-month treatment period and will include measures of both nighttime and daytime sleep, as well as laboratory measures of the synchronization between the internal body clock and the 24-hour environmental light/dark cycle.
Vanda is also prepared to initiate a one-year safety study of tasimelteon for the treatment of N24HSWD. This will be an open-label safety study that will enroll approximately 140 patients with N24HSWD. Vanda plans to conduct additional clinical trials over the next one to two years to support U.S. and European regulatory submissions. Tasimelteon was granted orphan drug designation by the FDA on January 19, 2010. The application for orphan designation from the European Medicines Agency is pending.
FINANCIAL DETAILS
•	Revenues decreased by $4.1 million from $12.4 million to $8.3 million for the second quarter of 2010 due to decreases of $2.1 million in product revenue for inventory sold to Novartis and $2.0 million in royalty revenue. Vanda sold the remaining Fanapt® inventory to Novartis in the second quarter of 2010. Despite a significant growth of Fanapt® prescription demand in the second quarter, royalty revenue decreased from the first quarter due to stocking of pharmacies in the first quarter.

•	Cost of sales for the second quarter of 2010 was $1.9 million, consisting of $0.4 million resulting from the amortization of the capitalized intangible asset related to the milestone payment to Novartis and $1.5 million for the inventory sold to Novartis, compared to cost of sales for the first quarter of 2010 of $1.8 million, consisting of $0.4 million resulting from the amortization of the capitalized intangible asset related to the milestone payment to Novartis and $1.4 million for inventory sold to Novartis.

Research and development (R&D) expenses were $2.4 million for the second quarter of 2010, compared to $2.0 million for the first quarter of 2010 and $7.2 million for the second quarter of 2009. The increase in R&D expenses in the second quarter of 2010 relative to the first quarter of 2010 is primarily due to costs incurred in connection with the preparation of the Phase III trials for tasimelteon in N24HSWD.

General and administrative (G&A) expenses were $2.8 million for the second quarter of 2010, compared to $2.5 million for the first quarter of 2010 and $5.0 million for the second quarter of 2009. The increase in G&A expenses in the second quarter of 2010 relative to the first quarter of 2010 is primarily due to the higher non-cash stock-based compensation costs in the second quarter of 2010.

Employee stock-based compensation expense recorded in the second quarter of 2010 totaled $1.6 million, compared to $1.1 million for the first quarter of 2010 and $2.8 million for the second quarter of 2009. The increase in employee stock-based compensation expense in the second quarter of 2010 relative to the first quarter of 2010 is the result of the cancellation of unvested options in the first quarter of 2010, which reduced the first quarter 2010 expense.

•	Tax provision: Vanda recorded a tax benefit of $38,000 in the second quarter of 2010. The tax provision is based on an annualized effective tax rate for 2010 applied to the year to date pre-tax book income with the addition or subtraction of discrete items. The quarterly tax provision is not indicative of estimated quarterly cash tax payments. The tax provision rate applied in 2010 was determined primarily based upon a net increase in valuation allowance for excess of the deferred revenue recorded from the $200.0 million upfront milestone payment received from Novartis at the end of 2009 over the existing tax attributes utilized. The provision also includes the impact of tax credits relating to the orphan drug designation for tasimelteon. Vanda will continue to evaluate its qualified expenses for the orphan drug tax credit and, to the extent that actual qualified expenses vary significantly from Vanda’s estimates, Vanda’s effective tax rate will increase or decrease accordingly.

•	Vanda’s cash, cash equivalents and marketable securities as of June 30, 2010 totaled approximately $207.1 million, compared to approximately $202.4 million as of March 31, 2010. Cash, cash equivalents and marketable securities increased by $4.7 million during the second quarter of 2010. Changes included: $1.3 million of net income, an increase in non-cash items of $2.0 million, the receipt of $5.4 million in amounts due from Novartis for the remaining finished product and royalty revenue, a decrease in inventory of $1.5 million for the final inventory sold to Novartis, a decrease of $6.7 million in the deferred revenue related to the upfront payment received from Novartis in December 2009, an increase in other working capital of $0.5 million and $0.7 million received in financing activities from the exercise of stock options.

•	Net income for the second quarter of 2010 was $1.3 million, compared to net income of $0.5 million for the first quarter of 2010 and a net loss of $12.4 million for the second quarter of 2009.

•	Basic and diluted net income per common share for the second quarter of 2010 were $0.05 and $0.04, respectively, compared to basic and diluted net income per common share of $0.02 for the first quarter of 2010 and a basic and diluted net loss of $0.46 for the second quarter of 2009.
CONFERENCE CALL
Vanda has scheduled a conference call for today, Thursday, August 5, 2010, at 10:00 AM ET. During the call, Mihael H. Polymeropoulos, M.D., President and CEO, and Stephanie Irish, Acting CFO, will discuss quarterly results and other corporate activities. Investors can call 1-866-788-0544 (domestic) and 1-857-350-1682 (international) prior to the 10:00 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos (participant passcode 57802480). A replay of the call will be available Thursday, August 5, 2010 at 1:00 PM ET and will be accessible until Thursday, August 12, 2010, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 89391430.
The conference call will be broadcast simultaneously on Vanda’s website, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days, through September 4, 2010.

ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt® receives; Vanda’s inability to utilize a substantial portion of its prior net operating losses and research and development credits; Vanda’s ability to successfully commercialize Fanapt® outside of the U.S. and Canada; delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements for its products; a lack of acceptance of Vanda’s products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund additional research and development activities; Vanda’s failure to identify or obtain rights to new products; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections of Vanda’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010, which will be filed with the SEC in the third quarter of 2010. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenues:
Licensing agreement	$6,678,899	$—	$13,284,404	$—
Royalty revenue	69,331	—	2,136,079	—
Product sales	1,541,581	—	5,290,150	—

Total revenues	8,289,811	—	20,710,633	—

Operating expenses:
Cost of sales — licensing agreement	372,696	229,352	741,297	229,352
Cost of sales — product	1,515,428	—	2,890,746	—
Research and development	2,403,545	7,195,595	4,444,193	9,528,934
General and administrative	2,841,947	4,988,317	5,330,918	9,212,351

Total operating expenses	7,133,616	12,413,264	13,407,154	18,970,637

Income (loss) from operations	1,156,195	(12,413,264)	7,303,479	(18,970,637)
Interest income	85,433	21,163	132,835	74,549

Income (loss) before income tax provsion	1,241,628	(12,392,101)	7,436,314	(18,896,088)

Tax provision (benefit)	(37,713)	—	5,627,608	—

Net income (loss)	$1,279,341	$(12,392,101)	$1,808,706	$(18,896,088)

Net income (loss) per share:
Basic	$0.05	$(0.46)	$0.07	$(0.71)

Diluted	$0.04	$(0.46)	$0.06	$(0.71)

Shares used in calculation of net income (loss) per share:
Basic	27,896,889	26,900,841	27,802,298	26,777,159

Diluted	28,438,118	26,900,841	28,383,142	26,777,159

VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$145,650,740	$205,295,488
Marketable securities	61,466,528	—
Accounts receivable	654,931	3,163,898
Inventory	—	2,398,517
Prepaid expenses, deposits and other current assets	1,519,894	2,092,581
Deferred tax, current portion	1,794,384	—

Total current assets	211,086,477	212,950,484

Property and equipment, net	1,094,550	1,316,302
Restricted cash	430,230	430,230
Intangible asset, net	10,275,768	11,017,065

Total assets	$222,887,025	$225,714,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,019,643	$2,423,877
Accrued expenses	1,407,984	2,321,301
Accrued income taxes	5,763,798	—
Deferred revenue, short term	26,788,991	26,788,991

Total current liabilities	34,980,416	31,534,169

Long-term liabilities:
Deferred rent	498,530	506,852
Deferred revenue, long term	157,357,798	170,642,202

Total liabilities	192,836,744	202,683,223

Stockholders’ equity:
Common stock	28,000	27,569
Additional paid-in capital	288,990,733	283,836,642
Accumulated other comprehensive income	56,195	—
Accumulated deficit	(259,024,647)	(260,833,353)

Total stockholders’ equity	30,050,281	23,030,858

Total liabilities and stockholders’ equity	$222,887,025	$225,714,081

VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$1,808,706	$(18,896,088)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	178,716	239,669
Employee and non-employee stock-based compensation	2,759,808	5,279,366
Gain on disposal of assets	(23,185)	—
Amortization of premium/discounts on investments	(32,933)	96,599
Amortization of intangible assets	741,297	229,352
Deferred tax benefit	(1,794,384)	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	572,687	158,206
Accounts receivable	2,508,967	—
Inventory	2,398,517	(1,272,240)
Accounts payable	(1,404,234)	1,404,519
Accrued expenses	(913,317)	1,516,814
Accrued income taxes	5,763,798	—
Other liabilities	(8,322)	2,041
Deferred revenue	(13,284,404)	—

Net cash used in operating activities	(728,283)	(11,241,762)

Cash flows from investing activities:
Acquisition of intangible asset	—	(7,000,000)
Proceeds from sales of property and equipment	66,221	—
Purchases of investments	(63,877,400)	(8,082,729)
Proceeds from sales of investments	—	126,547
Proceeds from maturities of investments	2,500,000	10,250,000

Net cash used in investing activities	(61,311,179)	(4,706,182)

Cash flows from financing activities:
Excess tax benefits from exercise of stock options	1,658,194	—
Proceeds from exercise of stock options	736,520	882,843

Net cash provided by financing activities	2,394,714	882,843

Net change in cash and cash equivalents	(59,644,748)	(15,065,101)

Cash and cash equivalents, beginning of period	205,295,488	39,079,304

Cash and cash equivalents, end of period	$145,650,740	$24,014,203

SOURCE Vanda Pharmaceuticals Inc.
08/5/2010
CONTACT: Cristina Murphy, Communications Manager, of Vanda Pharmaceuticals Inc., +1-240-599-4500
Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.